Exhibit 99.1

NASH FINCH REPORTS SECOND QUARTER 2003 RESULTS

MINNEAPOLIS (July 10, 2003) — Nash Finch Company (Nasdaq: NAFC), a leading national food retailer and distributor, today announced that its net earnings for the second quarter ended June 14, 2003, were $7.3 million, or $0.61 per diluted share, as compared to $9.5 million, or $0.78 per diluted share for the second quarter last year.  Total sales for the second quarter of 2003 were $888.6 million versus $908.3 million in the prior-year period.

“We are encouraged with the improvement in the second quarter results relative to the first quarter,” said Ron Marshall, Nash Finch Chief Executive Officer.  “Sales to new food distribution customers greatly reduced the sales gap compared to last year.  Our retail segment profit rebounded due to improved operational execution in both gross margin and expense control.  While we remain concerned about the extremely competitive environment and a very difficult economy, the gains made during the second quarter have positioned us well for the future.”

For the first 24 weeks of 2003, total sales were $1.745 billion compared to $1.803 billion in the prior-year period.  Net earnings were $10.5 million, or $0.88 per diluted share for the 24 week period of 2003, compared to $9.3 million, or $0.77 per diluted share in the year-ago period.  Results for the first 24 weeks of 2003 were adversely affected by $2.3 million, net of tax, or $0.20 per diluted share, paid to our bondholders and bank lenders as consideration for waivers.  Results for the 24 week 2002 period included the cumulative effect of a change in accounting principle related to the adoption of EITF No. 02-16 that reduced earnings by $7.0 million, net of tax, or $0.57 per diluted share.  Excluding the impact of the 2003 waiver fees and the 2002 cumulative effect of a change in accounting principle, earnings for the first 24 weeks of 2003 would have been $12.9 million, or $1.08 per diluted share, as compared to $16.3 million, or $1.34 per diluted share, in the 2002 period.  In the foregoing comparison, these amounts were excluded from the 2003 and 2002 earnings figures to enhance comparability between the periods.

Food Distribution Results

Food distribution segment sales for the second quarter were $420.7 million versus $427.9 million in the year-ago period.  This decline reflects continued difficult economic conditions, soft sales and store closings experienced by independent retailers because of heavy competition in certain markets, partially offset by sales to Kmart and various Fleming accounts.  Second quarter 2003 food distribution segment profits were $13.6 million versus $16.3 million in the second quarter of 2002.

“Despite the difficulties present in the economy and the competitive state of the industry, we remain focused on gaining new business during this time of unprecedented change,” noted Jerry Nelson, President and COO.

Military segment sales for the second quarter of 2003 increased to $247.9 million compared to $235.3 million for the year-ago period. The increase in sales is attributed to the military deployment in the Middle East and is not expected to continue as a result of the end of the war in Iraq.  Profits declined to $6.7 million versus $7.5 million in the second quarter of 2002.  Military profit margins were negatively impacted as a result of the continuation of the process to consolidate two warehouses into one located in Norfolk, Virginia. These costs represented $1.0 million during the second quarter and $1.9 million year to date. We expect to complete the consolidation by September 2003, and we anticipate incurring approximately $0.9 million of additional transition costs during the third quarter.

Retail Results

Corporate retail sales were $220.0 million in the second quarter of 2003 versus $245.1 million in the prior-year period.  Same-store sales decreased 12.3 percent for the second quarter of 2003 as compared to the second quarter of 2002, and has declined 11.6 percent for the first 24 weeks of 2003.  These declines continue to illustrate the impact of difficult economic conditions, as well as the growing supercenter competition in our retail territories.  Retail segment profits were flat at $9.9 million in both second quarter of 2003 and in the prior-year period. This marks significant progress relative to the first quarter results due to much improved operational execution in both gross margin and expense control.

The store count at the end of the second quarter of 2003 was 108 compared to 112 at the end of the second quarter of 2002.  During the quarter we closed three underperforming stores.  In addition, we completed four remodels of stores located in Minnesota, Nebraska and Wyoming as we continue to update and refresh our store base.

Shortly after the end of the quarter, the first AVANZA™ outside of the Denver area opened in Pueblo, Colorado.  The 40,000 square foot supermarket joins the three Denver stores, displaying the colors, art, music and décor reminiscent of Mexico, and providing a wide variety of specialized products and services to the Hispanic community in Pueblo.

Outlook

“As previously stated, we continue to anticipate 2003 earnings to range between $2.29 and $2.35 per diluted share as compared to $2.52 per diluted share in fiscal 2002 before the effect of the accounting change,” said Bob Dimond, Executive Vice President and Chief Financial Officer.  “This reflects the impact of the $2.3 million in after tax amounts, or 20 cents per diluted share, paid in the first quarter for the bond indenture and bank credit facility waivers.  Excluding those payments, we expect 2003 earnings to range between $2.49 and $2.55 per diluted share.  We continue to expect that earnings in the second half of 2003 will compare favorably with the second half of 2002 after a difficult first half comparison, reflecting in large measure the Company’s strong operating performance in the first half of 2002 as compared to the second half of that year.”

A conference call to review second quarter results is scheduled for 10 a.m. (CT) on July 10, 2003.  Interested participants can listen to the conference call over the Internet by logging onto the “Investor Relations” portion of Nash Finch’s website at http://www.nashfinch.com.  A replay of the webcast will be available and the transcript of the call will be archived on the “Investor Relations” portion of Nash Finch’s website under the heading “Audio Archives.”  A copy of this press release and the other financial and statistical information about the periods to be discussed in the conference call will be available at the time of the call on the “Investor Relations” portion of the Nash Finch website under the caption “Press Releases.”

Nash Finch Company is a Fortune 500 company and one of the leading food retail and distribution companies in the United States with approximately $4 billion in annual revenues. Nash Finch currently owns and operates more than 100 stores in the Upper Midwest, principally supermarkets under the AVANZA™, Buy• n• Save®, Econofoods®, Family Thrift Center™ and Sun Mart® trade names.  In addition to its retail operations, Nash Finch’s food distribution business serves independent retailers and military commissaries in 28 states, the District of Columbia and Europe.  Further information is available on the company’s website at www.nashfinch.com.

The statements in this release that refer to anticipated financial results, plans and expectations are forward-looking statements based on current expectations and assumptions, and entail risks and uncertainties that could cause actual results to differ materially from those expressed in such forward-looking statements.  Important factors that could cause material differences include the effect of competition on the Company’s distribution and retail businesses; general economic conditions; credit risk from financial accommodations extended to customers; changes in consumer spending and buying patterns; risks entailed by expansion, affiliations and acquisitions; changes in vendor promotions or allowances; limitations on financial and operating flexibility due to debt levels and debt instrument covenants; the ability to execute plans to improve retail operations and to enhance wholesale operations; exposure to litigation, investigations, and other contingent losses; and other cautionary factors discussed in the Company’s periodic reports filed with the SEC, including the Form 10-K for the year ended December 28, 2002.  The Company does not undertake to update forward-looking statements to reflect future events or circumstances, but investors are advised to consult future disclosures involving these topics in our periodic reports filed with the SEC.

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Contact: Bob Dimond, 952-897-8148 or LeAnne Stewart, 952-844-1060

NASH FINCH COMPANY AND SUBSIDIARIES

Consolidated Statements of Income (unaudited)

(In thousands, except per share amounts)

	Twelve Weeks Ended		Twenty-Four Weeks Ended
	June 14, 2003	June 15, 2002	June 14, 2003	June 15, 2002

Sales	$888,612	$908,266	$1,745,276	$1,802,841

Cost and expenses:
Cost of sales	785,031	796,797	1,541,671	1,585,436
Selling, general and administrative	74,994	79,858	149,441	158,549
Depreciation and amortization	9,642	9,165	19,082	18,472
Interest expense	7,035	6,651	17,826	13,298
Total costs and expenses	876,702	892,471	1,728,020	1,775,755

Earnings before income taxes and cumulative effect of change in accounting principle	11,910	15,795	17,256	27,086

Income tax expense	4,645	6,302	6,730	10,807

Earnings before cumulative effect of change in accounting principle	7,265	9,493	10,526	16,279

Cumulative effect of change in accounting principle, net of income tax benefits of $4,450	—	—	—	(6,960)
Net earnings	$7,265	$9,493	$10,526	$9,319

Basic earnings per share:
Earnings before cumulative effect of change in accounting principle	$0.61	$0.80	$0.88	$1.39

Cumulative effect of change in accounting principle, net of income tax benefits	—	—	—	(0.59)
Net earnings per share	$0.61	$0.80	$0.88	$0.79

Diluted earnings per share:
Earnings before cumulative effect of change in accounting principle	$0.61	$0.78	$0.88	$1.34

Cumulative effect of change in accounting principle, net of income tax benefits	—	—	—	(0.57)
Net earnings per share	$0.61	$0.78	$0.88	$0.77

Cash dividends per common share:	$0.18	$0.09	$0.18	$0.18

Weighted average number of common shares outstanding and common equivalent shares outstanding:
Basic	11,906	11,795	11,904	11,752
Diluted	11,983	12,196	11,973	12,154

See accompanying notes to consolidated financial statements.

NASH FINCH COMPANY AND SUBSIDIARIES

Consolidated Balance Sheets

(In thousands, except per share amounts)

	June 14, 2003	December 28, 2002	June 15, 2002
	(unaudited)		(unaudited)
Assets
Current assets:
Cash	$8,398	$31,419	$1,501
Accounts and notes receivable, net	148,787	165,527	165,974
Inventories	245,339	245,477	245,826
Prepaid expenses	15,172	12,335	12,975
Deferred tax assets	9,405	13,523	11,528
Total current assets	427,101	468,281	437,804

Investments in affiliates	20	556	556
Notes receivable, net	30,751	32,596	38,110

Property, plant and equipment:
Land	25,452	25,500	26,828
Buildings and improvements	156,049	155,865	158,540
Furniture, fixtures and equipment	325,971	323,201	319,906
Leasehold improvements	78,499	75,360	71,256
Construction in progress	7,676	7,169	7,977
Assets under capitalized leases	42,040	42,040	42,040
	635,687	629,135	626,547
Less accumulated depreciation and amortization	(372,284)	(360,615)	(355,253)
Net property, plant and equipment	263,403	268,520	271,294

Goodwill, net	150,053	148,028	139,721
Investment in direct financing leases	13,959	14,463	13,017
Deferred tax asset, net	—	467	2,407
Other assets	14,441	15,011	16,495
Total assets	$899,728	$947,922	$919,404

Liabilities and Stockholders’ Equity
Current liabilities:
Outstanding checks	$5,108	$27,076	$13,408
Current maturities of long-term debt and capitalized lease obligations	7,046	7,497	6,738
Accounts payable	175,214	170,542	216,626
Accrued expenses	89,004	94,068	83,293
Income taxes payable	10,954	10,073	7,377
Total current liabilities	287,326	309,256	327,442

Long-term debt	323,343	357,592	320,792
Capitalized lease obligations	45,962	47,784	47,027
Other liabilities	12,908	11,811	10,783
Commitments and Contingencies
Stockholders’ equity:
Preferred stock - no par value Authorized 500 shares; none issued	—	—	—
Common stock of $1.66 2/3 par value Authorized 50,000 shares, issued 12,012, 12,012 and 11,981 shares, respectively	20,021	20,021	19,969
Additional paid-in capital	26,458	26,275	25,643
Restricted stock	(676)	(894)	(1,252)
Accumulated other comprehensive income	(7,638)	(7,507)	(2,479)
Retained earnings	193,021	184,645	172,494
	231,186	222,540	214,375
Less cost of 57, 70 and 68 shares of common stock in treasury, respectively	(997)	(1,061)	(1,015)
Total stockholders’ equity	230,189	221,479	213,360

Total liabilities and stockholders’ equity	$899,728	$947,922	$919,404

See accompanying notes to consolidated financial statements.

NASH FINCH COMPANY AND SUBSIDIARIES

Consolidated Statements of Cash Flows (Unaudited)

(In thousands)

	Twenty-Four Weeks Ended
	June 14, 2003	June 15, 2002
Operating activities:
Net earnings	$10,526	$9,319
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	19,082	18,472
Amortization of deferred financing costs	521	524
Amortization of rebatable loans	728	318
Provision for bad debts	2,881	1,790
Cumulative effect of change in accounting principle	—	6,960
Deferred income tax expense	6,177	8,375
LIFO charge	800	1,323
Impairments	390	—
Gain on sale of property, plant & equipment	(413)	(117)
Other	(161)	43
Changes in operating assets and liabilities, net of effects of acquisitions
Accounts and notes receivable	17,955	153
Inventories	2,175	20,806
Prepaid expenses	(2,564)	2,035
Accounts payable	3,318	134
Accrued expenses	(6,112)	(13,401)
Income taxes payable	881	(4,005)
Other assets and liabilities	(364)	(2,525)
Net cash provided by operating activities	55,820	50,204

Investing activities:
Disposal of property, plant and equipment	1,449	629
Additions to property, plant and equipment	(14,289)	(14,441)
Business acquired, net of cash	(2,054)	(3,356)
Loans to customers	(4,142)	(1,609)
Payments from customers on loans	2,717	5,785
Other	4	2,025
Net cash used in investing activities	(16,315)	(10,967)

Financing activities:
Payment of revolving debt	(33,400)	—
Dividends paid	(2,150)	(2,142)
Payments of long-term debt	(3,946)	(990)
Payments of capitalized lease obligations	(1,062)	(987)
Decrease in outstanding checks	(21,968)	(44,342)
Other	—	258

Net cash used in financing activities	(62,526)	(48,203)
Net decrease in cash and cash equivalents	(23,021)	(8,966)
Cash and cash equivalents at beginning of the period	31,419	10,467
Cash and cash equivalents at end of the period	$8,398	$1,501

Supplemental disclosure of cash flow information:
Non cash investing and financing activities
Purchase of real estate under capital leases	$—	$1,180

See accompanying notes to consolidated financial statements.

NASH FINCH COMPANY AND SUBSIDIARIES

Supplemental Data

(In thousands)

	Twelve Weeks Ended		Twenty-Four Weeks Ended
	June 14, 2003	June 15, 2002	June 14, 2003	June 15, 2002
Other Data (In thousands)
Cash from operations - 2nd qtr.	$6,269	$15,202	$55,820	$50,204
Debt to total capitalization	62%	64%	62%	64%
Total debt	$376,351	$374,557	$376,351	$374,557
Capital spending - 2nd qtr.	$10,625	$6,973	$14,289	$14,441
Capitalization	$606,540	$587,917	$606,540	$587,917
Stockholders’ Equity	$230,189	$213,360	$230,189	$213,360

Non-GAAP Data
Adjusted EBITDA (a)	$28,893	$31,906	$55,548	$60,067
Debt to Adjusted EBITDA - trailing 4 qtrs. (b)	3.2	3.0	3.2	3.0
Debt to Adjusted EBITDA on a pro forma basis - trailing 4 qtrs. (c)	3.2	3.1	3.2	3.1
Interest coverage - trailing 4 qtrs. (d)	3.4	4.1	3.4	4.1
Interest coverage on a pro forma basis - trailing 4 qtrs.(e)	3.4	3.8	3.4	3.8

(a)     Adjusted EBITDA, as defined in our credit agreement, is earnings before interest, income tax, depreciation and amortization adjusted to exclude extraordinary gains or losses, gains or losses from sales of assets other than inventory in the ordinary course of business, and non-cash LIFO, impairment and closed store lease cost charges.  Adjusted EBITDA should not be considered an alternative measure of our net income, operating performance, cash flow or liquidity.  The amount of Adjusted EBITDA is provided as additional information relative to compliance with our debt covenants at notes (b) through (e).  Adjusted EBITDA is derived from the Company’s earnings before income taxes and cumulative effect of change in accounting principle as follows:

	Twelve Weeks Ended		Twenty-Four Weeks Ended
	June 14, 2003	June 15, 2002	June 14, 2003	June 15, 2002
Adjusted EBITDA Reconciliation (In thousands)

Earnings before income taxes and cumulative effect of change in accounting principle	$11,910	$15,795	$17,256	$27,086
Add/(deduct)
LIFO	400	300	800	1,223
Depreciation and amortization	9,642	9,165	19,082	18,472
Interest expense	7,035	6,651	17,826	13,298
Impairments	—	—	390	—
Closed store lease costs	32	—	386	—
Gains on sale of real estate	(126)	(5)	(192)	(12)
Total Adjusted EBITDA	$28,893	$31,906	$55,548	$60,067

Adjusted EBITDA by Segment
Food Distribution	$15,592	$18,647	$28,846	$34,502
Retail	13,806	13,695	24,692	26,267
Military	7,046	7,821	14,089	15,290
Unallocated Corporate Overhead	(7,551)	(8,257)	(12,079)	(15,992)
	$28,893	$31,906	$55,548	$60,067

(b)    End of period debt at June 14, 2003 and June 15, 2002, divided by Adjusted EBITDA for the respective four trailing quarters.

(c)     Pro forma presentation of Adjusted EBITDA included in this calculation includes the results of certain acquisitions that occurred during each year as if the acquisition had occurred at the beginning of the respective year.

(d)    Ratio of Adjusted EBITDA for the period covered to interest expense for such period.

(e)     Pro forma presentation of Adjusted EBITDA calculated as described in note  (c).

	Twelve Weeks Ended		Twenty-Four Weeks Ended
	June 14, 2003	June 15, 2002	June 14, 2003	June 15, 2002
Earnings Excluding the Cumulative Effect of Change in Accounting Principle and Debt Waiver Fees (In Thousands)

Net Earnings as reported	$7,265	$9,493	$10,526	$9,319
Cumulative effect of change in accounting principle, net of tax	—	—	—	6,960
Debt waiver fees, net of income tax	—	—	2,339	—
Earnings excluding change in accounting principle and debt waiver fees (a)	$7,265	$9,493	$12,865	$16,279

EPS excluding cumulative effect of change in accounting principle and debt waiver fees (a)
Basic	$0.61	$0.80	$1.08	$1.39
Diluted	$0.61	$0.78	$1.08	$1.34

(a)     Earnings and EPS excluding debt waiver fees in the 2003 period are non-GAAP financial measures provided to enhance the comparability of operating results between the periods.